1 PREAMBLE

1.1 BIOMASS has TECHNOLOGY duly registered with the appropriate authorities to provide waste treatment with zero emissions and is entitled and is authorized to grant a licence for the use and exploitation of the said technology;

1.2 It has been agreed that C2E will acquire the shares in BIOMASS together with the said technology rights;

2. INTERPRETATION

2.1 The headings to the paragraphs in this agreement are for reference purposes only and shall not govern or affect the meaning or interpretation of any of the provisions of this agreement.

2.2 If any provision in a definition in this agreement is a substantive provision conferring rights or imposing obligations on any of the parties hereto, then, notwithstanding that it is only in the definition clause of this agreement, effect shall be given to it as if it were a substantive provision in the body of this agreement.

2.3 In this agreement, unless the contrary intention appears from the context :-

2.3.1 words signifying one gender shall mean and include other genders;

2.3.2 words signifying the singular shall mean and include the plural and vice versa;

2.3.3 reference to natural persons shall mean and include reference to artificial persons and vice versa;

2.3.4 reference to a period of days shall mean ordinary business days within the USA reckoned exclusively from the first and inclusively of the last day of any specified period, provided that if the last day falls on a Saturday, Sunday or public holiday, it will be deemed to be the next business day;

2.3.5 reference to the time of day shall mean the time of day within the USA;

2.3.6 any consent that is required in terms hereof shall be required to be given in writing.

2.4 Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part and in subsequent clauses, unless inconsistent with the context, bear the meaning assigned to such words and expressions in that sub-clause.

2.5 The annexures to this agreement are deemed to be incorporated in and form part of this agreement.

2.6 If any provision of this agreement is in conflict or inconsistent with any law, the invalidity of such provision shall not affect the validity of the remainder of the provisions hereof.

2.7 This agreement shall be governed by and construed and interpreted in accordance with the laws of the USA

3. <u>DEFINITIONS</u>

In this agreement, unless inconsistent with the context, the following expressions shall bear the meanings assigned to them below:

3.1	"the ATTORNEYS"	shall mean WERTHEIM BECKER INC, Attorneys of 1st Floor, Oxford Manor, 196 Oxford Road, Illovo, Johannesburg, P O Box 2277, Houghton, 2041;
3.2	"BIOMASS"	shall mean BIOMASS Global Limited, Registration No. ;
3.3	"the EFFECTIVE DATE"	shall mean the 18 day of 2010;
3.4	"C2E"	shall mean C2E OIL & ENERGY INC., Registration No.
3.5	"SIGNATURE DATE"	shall mean the date of signature of this agreement by the party signing last;
3.6	"TECHNOLOGY"	shall mean the technology owned and/or patented by BIOMASS to waste treatment with zero emissions;
3.7	"TECHNOLOGY LICENCE"	shall mean the licence to use and/or transfer the technology to any party which licence is annexed hereto marked "A";
3.8		

4. SHARE CAPITAL

It is recorded that the :-

4.1 authorised share capital of C2E is 2 000 000 000 (Two Billion) shares of .001c (point zero zero one cent) each;

4.2 BIOMASS has an:-

4.2.1 authorised share capital of 10 000 000 shares divided into 10 000 000 shares of each;

4.2.2 issued share capital of 10 000 000 divided into number of shares of 10 000 000 each;

5. ACQUISITION OF SHARES IN BIOMASS BY C2E

5.1 C2E shall acquire the total issued share capital in BIOMASS;

5.2 The share certificates, together with share transfer forms signed in blank duly annexed thereto in C2E hereby transferred to C2E, shall be delivered to the Attorneys to be held in trust by them for delivery to C2E on conclusion of this agreement and the implementation of the terms and provisions hereof.

6. CONSIDERATION

C2E shall issue and transfer 220 000 000 (Two Hundred and Twenty Million) shares in C2E to BIOMASS in consideration for the acquisition of the shares in BIOMASS by C2E and the use and exploitation of the TECHNOLOGY.

7. DIRECTORS

After conclusion of this agreement and implementation of the provisions hereof:

7.1 BIOMASS shall appoint its nominee as directors to act as representative of the Board of Directors.

8. CONDITION PRECEDENT

It is a condition precedent of this agreement and a specific term of this agreement, but for which this agreement would not have been concluded:-

8.1 that BIOMASS is the registered owner of the TECHNOLOGY rights and is entitled to deal therewith as envisaged in this agreement and in terms of the TECHNOLOGY LICENCE;

8.2 it is entitled to cede and assign the use of the TECHNOLOGY rights and legally permit C2E to utilize and exploit it, and that

8.3 C2E will have the unfettered use thereof to promote its business activities, whether in the United States of America or elsewhere;

9. WARRANTIES

9.1 BIOMASS warrants that :-

9.1.1 it has the licence to utilize and exploit the TECHNOLOGY which has been paid for and that there is no amount owing in respect thereof;

9.1.2 it has no liabilities

9.1.3 there are no actions pending or threatened and that it is not aware of any action which may, in any way, impinge on or affect the right to the use of the TECHNOLOGY by it or by C2E and that it is entitled to cede and assign the use of the TECHNOLOGY to C2E;

9.1.4 no one has a better or other right to use the TECHNOLOGY;

9.1.5 the TECHNOLOGY LICENCE, a copy of which is annexed hereto marked "A" is valid and correct and in operation and that it has the right to transfer the licence to utilize and exploit the TECHNOLOGY to C2E;

10. UNDERTAKINGS

The parties hereto undertake to assign all documents, pass all resolutions and do all things necessary in order to give effect to the provisions hereof immediately upon being requested to do so.

11. BREACH

In the event that any of the parties commits a breach of this agreement and fails to remedy such breach within 7 (SEVEN) days of being required to do so in writing, or if the breach is not capable of being remedied within 7 (SEVEN) days then within such period as may be reasonable in the circumstances, then the aggrieved party shall be entitled to terminate this agreement or to claim specific performance without prejudice to the aggrieved party's rights to claim damages and without prejudice to the aggrieved party's rights at law.

12. ENTIRE CONTRACT

The parties record that this agreement constitutes the entire contract between them and that there are no ancillary or collateral agreements between them.

13. NON-VARIATION

No alteration, variation or suspension of any of the terms of this agreement shall be of any force or effect unless reduced to writing and signed by the parties.

14. ACKNOWLEDGEMENT

The parties acknowledge that there are no understandings between them not recorded herein and that neither party has been induced to conclude this agreement by representations made by the other party which are not recorded herein and the transaction evidence in this agreement shall be deemed to have been concluded on the basis that both parties act as principals.

15. NON WAIVER

No latitude, extension of time or other indulgence which may be given or allowed by either party to the other in regard to the performance of

any obligation in terms hereof shall under any circumstances operate as a waiver or novation of or otherwise affect any of such party's rights in terms hereof or arising herefrom, or preclude either party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

16. DOMICILIA AND NOTICES

16.1 The parties hereby chooses domicilium citandi et executandi for all matters arising out of this agreement at the addresses set out after their names at the head of this agreement.

16.2 The parties shall be entitled to alter their respective domicilia citandi et executandi on not less than 30 (THIRTY) days notice to the other party whereafter the amended domicilium shall be the domicilium of the party concerned.

16.3 Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by any of the parties from another, including by way of fax transmission, shall be an adequate written notice or communication to such party notwithstanding that it has not been addressed to the domicilium citandi et executandi of such party.

17. COSTS

The costs hereof shall be borne by C2E and BIOMASS in equal shares.

THUS DONE AND SIGNED at Beijing on this the 18 day of October 2010.

AS WITNESSES:

1. For and on behalf of -

2.

C2E OIL AND ENERGY INC

THUS DONE AND SIGNED at Beijing on this the 18 day of October 2010.

AS WITNESSES:

1. For and on behalf of -

2.

BIOMASS GLOBAL LIMITED

THUS DONE AND SIGNED at Beijing on this the 18 day of October

2010.

AS WITNESSES:

1.

2.

Mak Shee Fu

THUS DONE AND SIGNED at Beijing on this the 18th day of October 2010.

AS WITNESSES:

1.

2.

Johannes P Roux